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                                                                    EXHIBIT 23.4


                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Ribi ImmunoChem Research, Inc.:


     We consent to the incorporation by reference in the registration statement on Form S-4 to be filed on November 17, 2000 of Corixa Corporation of our report dated January 22, 1999, with respect to the balance sheets of Ribi ImmunoChem Research, Inc. as of December 31, 1998 and 1997, and the related statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the Form 8-K of Corixa Corporation dated October 6, 1999 and to the reference to our firm under the heading "Experts" in the registration statement.


                                                      KPMG LLP
Billings, Montana

November 17, 2000